Exhibit 3.18

 Ross Miller
Secretary of State
204 North Carson Street, Ste. 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100351126-71
Filing Date and Time: 05/19/2010 4:14 PM
Entity Number C22677-1999

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

    USE BLACK INK ONLY – DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation

  PTS, INC.

2.	The articles of been amended as follows: (provide article numbers, if available):

Article IV - Capital Stock

"Capital Stock

The authorized capital stock of the Corporation is Five Billion (5,000,000,000), of which Four Billion Eight Hundred Million (4,800,000,000) shares with a par value of $.00001 per share, shall be designated "Common Stock", and of which Two Hundred Million (200,000,000) shares with a par value of $.001 per share, shall be designated "Preferred Stock".

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such great proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 60%

4.	Effective date of filing (optional):

5.	Officer Signature (Required): X /s/ Marc Pintar, Interim Chief Executive Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.